Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Transcontinental Gas Pipe Line Company, LLC for the Offer to Exchange $1,000,000,000 5.100% Senior Notes due 2036 and $700,000,000 5.750% Senior Notes due 2056 and to the incorporation by reference therein of our report dated February 24, 2026, with respect to the financial statements of Transcontinental Gas Pipe Line Company, LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 24, 2026